                                                                EXHIBIT 10(a)










                          PURCHASE AND SALE AGREEMENT

                                    BETWEEN

                        ZILKHA ENERGY COMPANY, AS SELLER

                                      AND

                   AMERICAN EXPLORATION COMPANY, AS PURCHASER

                               TABLE OF CONTENTS

                                                                     Page No.

      ARTICLE I      PURCHASE AND SALE
                     -----------------
      Section 1.1    Effective Date and Assets......................... 1
      Section 1.2    Closing........................................... 4
      Section 1.3    Assumption of Obligations......................... 4
      Section 1.4    Transfer of Ownership of Assets................... 4

      ARTICLE II     PURCHASE PRICE
                     --------------
      Section 2.1    Purchase Price.................................... 5
      Section 2.2    Allocation of the Value........................... 5
      Section 2.3    [Intentionally Omitted]........................... 5
      Section 2.4    Adjusted Purchase Price........................... 5
      Section 2.5    Payment of Purchase Price......................... 6

      ARTICLE III    TITLE EXAMINATION
                     -----------------
      Section 3.1    Access to Title Information....................... 6
      Section 3.2    Title Defects..................................... 7
      Section 3.3    Permitted Encumbrances............................ 8
      Section 3.4    Notice of Title Defects........................... 9
      Section 3.5    Remedies for Title Defects........................ 9
      Section 3.6    Preferential Purchase Rights......................11
      Section 3.7    Consents to Assignment............................11

      ARTICLE IV     PHYSICAL CONDITION
                     ------------------
      Section 4.1    Physical Condition of the Assets..................12
      Section 4.2    Environmental Assessment During
                          Examination Period...........................12
      Section 4.3    Withdrawal by Purchaser...........................13
      Section 4.4    Conditional Access to Assets......................13
      Section 4.5    [Intentionally Omitted]...........................14
      Section 4.6    Assumption and Indemnification of
                          Environmental Risk...........................14

      ARTICLE V      OPERATIONS AND CASUALTY LOSS
                     ----------------------------
      Section 5.1    Operation.........................................16
      Section 5.2    Casualty Loss.....................................19
      Section 5.3    [Intentionally Omitted]...........................19
      Section 5.4    Successor Operator................................19
      Section 5.5    Notice of Certain Events..........................19
      Section 5.6    [Intentionally Omitted]...........................20


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
      ARTICLE VI     REPRESENTATIONS AND WARRANTIES
                     ------------------------------
      Section 6.1    Existence.........................................20
      Section 6.2    Authorization.....................................20
      Section 6.3    Brokers...........................................20
      Section 6.4    Binding Obligations...............................21
      Section 6.5    No Conflict.......................................21
      Section 6.6    No Breach or Default..............................21
      Section 6.7    Bankruptcy........................................22
      Section 6.8    Further Distribution..............................22
      Section 6.9    Business Matters..................................22
      Section 6.10   Leases, Wells, Production & Marketing.............23
      Section 6.11   [Intentionally Omitted]...........................23
      Section 6.12   Preferential Purchase Rights and Consents
                          to Assignment................................23
      Section 6.13   Litigation........................................24
      Section 6.14   Taxes.............................................24
      Section 6.15   [Intentionally Omitted]...........................24
      Section 6.16   Plugging and Abandonment; Status of Wells.........24
      Section 6.17   Operating, etc. Agreements........................24
      Section 6.18   Certain Agreements; Payouts.......................24
      Section 6.19   Environmental Matters.............................25
      Section 6.20   [Intentionally Omitted]...........................26
      Section 6.21   Employment Liability..............................26
      Section 6.22   Absence of Undisclosed Liabilities................26
      Section 6.23   Ownership Matters.................................26

      ARTICLE VII    CONDITIONS OF CLOSING
                     ---------------------
      Section 7.1         a.  Representations..........................26
                          b.  Performance..............................26
                          c.  Pending Matters..........................26
                          d.  Consents and Waivers.....................26
                          e.  Material Changes in Condition............27

      Section 7.2         a.  Representations..........................27
                          b.  Performance..............................27
                          c.  Pending Matters..........................27
                          d.  Governmental Bonds.......................27

      ARTICLE VIII   CLOSING...........................................28
                     -------

      ARTICLE IX     CONTINUING OBLIGATIONS
                     ----------------------
      Section 9.1    Settlement Statement; Allocation of
                          Certain Revenues.............................29
      Section 9.2    Indemnities.......................................30
      Section 9.3    Further Assurances................................31
      Section 9.4    Recording.........................................32
      Section 9.5    [Intentionally Omitted]...........................32
      Section 9.6    Accounting for Proceeds from Sale of
                          Production...................................32

      ARTICLE X      INDEPENDENT INVESTIGATION AND DISCLAIMER..........32
                     ----------------------------------------

      ARTICLE XI     TERMINATION.......................................33
                     -----------

      ARTICLE XII    MISCELLANEOUS
                     -------------
      Section 12.1   Governing Law.....................................33
      Section 12.2   Entire Agreement..................................34
      Section 12.3   Waiver............................................34
      Section 12.4   Captions..........................................34
      Section 12.5   Assignment........................................34
      Section 12.6   Notices...........................................34
      Section 12.7   UTPCPL and DTPA Waiver............................35
      Section 12.8   Waiver of Jury Trial..............................35
      Section 12.9   [Intentionally Omitted]...........................35
      Section 12.10  Limitation of Liability...........................35
      Section 12.11  No Admissions.....................................36
      Section 12.12  Third Party Beneficiaries.........................36
      Section 12.13  Expenses..........................................36
      Section 12.14  Severability......................................36
      Section 12.15  Publicity.........................................36
      Section 12.16  Use of Seller's Name..............................36

      Section 12.17  Waiver of Compliance with Bulk
                     Transfer Laws.....................................36
      Section 12.18  Survival..........................................37
      Section 12.19  Listing of Exhibits and Schedules.................37
      Section 12.20  Counterparts......................................37
      Section 12.21  Notices After Closing.............................38
      Section 12.22  Accounting for Net Profits Interests..............38


      EXHIBIT A      Description of Assets
      EXHIBIT A-1    Description of Reserved Interests
      EXHIBIT B      Allocation of Value


      EXHIBITS C-1 THROUGH C-6          Forms of Assignment
      EXHIBIT D                            Form of Opinion of Seller's Counsel

      SCHEDULE 1.3                         Assumed Contracts and Agreements
      SCHEDULE 3.3(h)                      Liens to be Released at Closing
      SCHEDULE 3.6                         Preferential Purchase Rights and Consents
      SCHEDULE 6.10(a)                     Material Defaults, Unpaid Royalties and
                                            Other Conditions Affecting Leases
      SCHEDULE 6.10(b)                     Drilling and Production
      SCHEDULE 6.10(c)                     Depth Restrictions
      SCHEDULE 6.10(d)                     Sales Contracts, "Take-or-Pay" Clauses, Gas
                                             Balancing, Deferred Production or Similar
                                             Arrangements
      SCHEDULE 6.13                       Litigation
      SCHEDULE 6.14                       Taxes
      SCHEDULE 6.16                       Non-Producing and Shut-In Wells
      SCHEDULE 6.17                       AFEs, Plans and Proposals; Non-Consents
      SCHEDULE 6.18                       Areas of Mutual Interest; Payouts; Tax
                                          Partnership Agreements
      SCHEDULE 6.19                       Environmental Matters

                          PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (the "Agreement") is made this 25th day of September, 1996, between ZILKHA ENERGY COMPANY, a Delaware corporation, whose address is 1201 Louisiana Street, Suite 3200, Houston, Texas 77002 ("Seller") and AMERICAN EXPLORATION COMPANY, a Delaware corporation, whose address is 1331 Lamar, Suite 900, Houston, Texas 77010-3088( "Purchaser").

                            PRELIMINARY STATEMENTS:

     Seller owns interests in certain oil and gas properties and related assets. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller on the terms and conditions set forth in this Agreement certain oil and gas interests, properties and related rights.

     For good and valuable consideration and the covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:


                                       I.

                               PURCHASE AND SALE

     1.1 Effective Date and Assets: Subject to the terms and conditions of this Agreement, Seller shall sell and deliver and Purchaser shall purchase, accept and pay for at Closing (as defined in Section 1.2), effective as of 7:00 a.m. on September 15, 1996 (the "Effective Date"), WITHOUT ANY WARRANTY OF FITNESS OR MERCHANTABILITY OR FREEDOM FROM HIDDEN VICES OR DEFECTS OF THE MATERIAL, EQUIPMENT OR FACILITIES CONVEYED, AND WITHOUT WARRANTY OF ANY KIND OR NATURE WHATSOEVER EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, the following:

All  of Seller's right, title and interest in and to:

      (a) The oil and gas leasehold estates, royalties, overriding royalties and other mineral interests as set forth in Exhibit A attached hereto and made a part hereof (collectively, the "Leasehold Property");

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




      (b) Without limitation of the foregoing, all other right, title and interest of Seller of whatever kind or character, whether legal or equitable, vested or contingent, in and to the oil, gas and other minerals in and under or that may be produced from or attributable to the Leasehold Property described in Exhibit A, including, without limitation, interests in the oil, gas and/or mineral leases covering all or any part of such Leasehold Property, production payments and net profits interests in all or any part of such lands or such leases (whether such property is described in Exhibit A or is described by reference to another instrument set forth in Exhibit A, even though Seller's interest in such oil, gas and other interests may be incorrectly described in or omitted from such Exhibit A); and all right, title and interest of Seller in and to or otherwise derived from all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders and in and to the Leasehold Property covered and the units created thereby, including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations, and so-called "working interest units" created under operating agreements or otherwise relating to the Leasehold Property;

      (c) All wells, surface or subsurface machinery, equipment, platforms, facilities, supplies or other property of whatsoever kind or nature which are located on, appurtenant to, or used directly in connection with the production, treatment, storage or transportation of oil and gas from the Leasehold Property, including, without limitation, all oil wells, gas wells, water wells, salt water disposal wells, injection wells, wellhead equipment( , casing, tubing, engines, christmas trees, separators, compressors, dehydration units, heater-treaters, boilers, valves, gauges, meters, pumps, generators, motors, flow lines, tanks, water lines, gas lines, gathering lines, laterals and trunklines, gas systems (for gathering, treating and compression), chemicals, solutions, water systems (for treating, disposal and injection), starters and controllers, telephone and other communication systems, offshore platforms, equipment and facilities, and any and all additions, accessions to, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, specifically excluding property owned by contract operators, vehicles, boats, tools, pulling machines, warehouse stock, equipment or material temporarily located on the Leasehold Property, and any equipment, pipelines, fixtures or interests in and owned by any purchaser and/or transporter of oil or gas. The Assets (as hereinafter defined in this Section 1.1) shall not include any buildings other than those located on platforms included in the Assets of any kind unless the parties hereto specifically agree otherwise;

      (d) Any easements, rights of way, permits, licenses, surface leases, use agreements and servitudes to the extent assignable and to the extent now being used in connection with the Leasehold Property, together with all of Seller's rights and interests in and to all pooling and unitization agreements, operating agreements, gas balancing agreements, gas sales contracts, gathering, treatment, compression, and transportation agreements, farm-out and farm-in agreements, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements, area of mutual interest agreements, salt water disposal agreements, servicing contracts, easement and/or right-of-way agreements, unitization, communitization or pooling agreements and other agreements and instruments to the extent that they directly relate to the Leasehold Property except
            (i) any insurance contracts or bonds held by Seller or its subsidiary or affiliated corporations for Seller's benefit and (ii) any employment, consulting, office lease, accounting or other service contracts or agreements;

      (e) All claims of Seller against gas purchasers for "take or pay" obligations with respect to the Leasehold Property to the extent such claims have not been paid to or settled by Seller as of the Closing Date, and all obligations and benefits with respect to gas production or processing imbalances that are to be assumed or received by Purchaser pursuant to this Agreement; and

      (f) All lease files, unit files, lease contract files, well files relating to the Leasehold Property, and geological data (including engineering and geophysical data (other than interpretive information and then only to the extent permitted by applicable licensing agreements) in printed and, to the extent possible, machine readable form relating to the Leasehold Property) and complete platform construction documentation and plans (including as-built drawings) but excluding all other records, including, but not limited to, corporate records, legal files, computer programs, general tax records, samples, test data or any other data, information or documents unrelated to the Leasehold Property. This Agreement by Seller to convey the aforementioned records is granted by Seller to the extent that Seller has authority to do so without violating any confidentiality or license obligations to a third party, all of which are disclosed on Schedule 1.3, and is without warranty as to the accuracy or completeness of the information delivered. Notwithstanding any other provisions of this Agreement to the contrary, Seller shall not provide Purchaser with any records or data which Seller considers to be interpretive, proprietary or confidential to it or which Seller cannot legally provide to Purchaser because of third party restrictions on Seller;

                 EXCLUDING, HOWEVER, the overriding royalty interests and
            appurtenant rights as set forth on Exhibit A-1 attached hereto and made a part hereof (collectively, the "Reserved Interests"), which shall be excepted from the sale to Purchaser and reserved unto Seller.

            All of the rights, interests and properties described and referred to in paragraphs 1.1(a) through 1.1(f) immediately above, LESS AND EXCEPT the Reserved Interests, are hereinafter collectively referred to as the "Assets."

     1.2 Closing: "Closing", as used herein, shall mean the consummation of the transactions contemplated hereby, including payment of the Purchase Price (as hereinafter defined) to Seller and delivery of the Assignments (as defined in Article VIII(a)) to Purchaser. Closing shall occur at 10:00 a.m. on September 27, 1996 (the "Closing Date"), at Seller's office located at 1201 Louisiana Street, Suite 3200, Houston, Texas 77002, or at such other place, date and time as may be mutually agreed upon by Seller and Purchaser.

     1.3 Assumption of Obligations: From and after the Closing Date, Purchaser shall assume, pay for, discharge, be responsible for, perform and comply with all duties, liabilities and obligations relating to the Assets that accrue or arise from and after the Effective Date, including, but not limited to, those arising from or by virtue of any lease, agreement, contract or instrument disclosed on Schedule 1.3 hereto and those arising from or by virtue of any permit, statute, rule, regulation or order of any governmental authority.

     1.4    Transfer of Ownership of Assets:   Subject to Section 9.1 hereof, on
the Closing Date, ownership of all the Assets shall pass to Purchaser as of the Effective Date.

                                      II.

                                 PURCHASE PRICE

     2.1 Purchase Price: Subject to the terms and conditions of this Agreement, Purchaser shall purchase the Assets at Closing for $45,000,000.00 (the "Purchase Price"), in cash, subject to the adjustments provided in Section
2.4 below.

     2.2 Allocation of the Value: The Purchaser shall allocate the Purchase Price to the Assets in the manner set forth on Exhibit B hereto (the "Allocation of Value") and, if necessary, shall be adjusted separately as to each Asset pursuant to Section 2.4.

     2.3    [Intentionally omitted.]

     2.4 Adjusted Purchase Price: The net price which Purchaser shall pay for the Assets (the "Adjusted Purchase Price") shall be:

      (a)   The Purchase Price as set forth in Section 2.1 above;

      (b) Plus the amount of all expenditures incurred by Seller subsequent to January 9, 1995, but on or prior to the Closing Date attributable to the completion of the East Cameron Block 328 No. 5 Subsea Well, including, without limitation, insurance, producing and construction overhead and similar charges and expenses and all prepaid expenses;

      (c) Plus the amount of underproduced volumes of gas attributable to Seller as of the Effective Date for each property in excess of such volumes disclosed on Schedule 6.10(d) at the dates indicated therein, multiplied by a price to be agreed upon by Purchaser and Seller for such production (net of royalties and taxes) in each case;

      (d)   [Intentionally omitted].

      (e) Less the amount equal to all unpaid ad valorem, property, production, windfall profit, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are conveyed to Purchaser at Closing or the production of oil and gas or the receipt of proceeds therefrom accruing to the Leasehold Property that are conveyed to Purchaser at Closing to the extent such taxes and assessments are, in accordance with generally accepted accounting principles, attributable to the period prior to the Effective Date;

      (f) Less any amounts received by Seller (whether prior to or subsequent to the Effective Date) with respect to the Assets conveyed to Purchaser at Closing pursuant to take-or-pay, advance payment or similar provisions of any production sales contract to the extent any purchaser has the right to apply any such amounts to production to be delivered after the Effective Date;

      (g) Less or plus, as applicable, any amount determined to be a Purchase Price adjustment pursuant to Article III hereof;

      (h)   [Intentionally Omitted]

      (i) Less the amount of overproduced volumes of gas attributable to Seller as of the Effective Date for each property in excess of such volumes disclosed on Schedule 6.10(d) at the dates indicated therein, multiplied by a price to be agreed upon by Purchaser and Seller for such production (net of royalties and taxes) in each case; and

      (j) Less or plus any other amounts mutually agreed upon by the parties hereto.

      2.5   Payment of Purchase Price:   At Closing, Purchaser shall pay
            to Seller the difference between (i) the Purchase Price and (ii) the Purchase Price adjustment, if any, under Section 2.4(g), by wire transfer of cash in United States currency in a manner specified by Seller to Purchaser at or prior to Closing. Subsequent to Closing, Seller shall, in accordance with Section 9.1, prepare and deliver to Purchaser a Final Settlement Statement (as such term is defined in Section 9.1) reflecting the post-Closing adjustments to the Purchase Price under Section 2.4 (other than under Section 2.4(g)).


                                      III.

                               TITLE EXAMINATION

     3.1    Access to Title Information:   After the date of this Agreement and
until Closing, at Purchaser's request, Seller shall make the records described in Section 1.1(f) available to Purchaser at Seller's offices, during normal business hours for examination by Purchaser. Seller shall provide Purchaser's authorized representatives with office space as reasonably necessary for due diligence purposes. Subject to the consent and cooperation of operators and other third parties, Seller will cooperate with Purchaser in Purchaser's efforts to obtain, at Purchaser's sole expense, such additional information relating to the Assets as Purchaser may reasonably desire, to the extent in each case that Seller may do so without violating any confidentiality or license obligations or other contractual commitments to a third party. Seller shall cause its personnel to assist Purchaser in obtaining such additional information (other than interpretative and confidential information) and shall use reasonable commercial efforts to cause the counsel, accountants, independent petroleum consultants and engineers, employees and other representatives of Seller to be available to Purchaser for such purposes. During such investigation, except as prohibited by confidentiality or license obligations or other contractual commitments to a third party (with respect to which Seller shall use reasonable commercial efforts to obtain a waiver thereof for the benefit of Purchaser), Purchaser shall have the right to make copies of such records, files and other materials as Purchaser may reasonably deem advisable. Seller shall not be obligated to perform any additional title work, and any additional abstracts and title opinions will not be made current by Seller. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SO SUPPLIED, AND PURCHASER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

     3.2 Title Defects: For the purpose of this Agreement, a "Title Defect" shall mean one or more of the following:

      (a) Seller's title at the Effective Date, as to one or more of the Assets, is not of record, or is subject to an outstanding mortgage, deed of trust, lien or encumbrance that is neither specifically listed or referenced in this Agreement or on an exhibit attached hereto, nor considered a Permitted Encumbrance (as such term is defined in Section 3.3);

      (b) Seller's interest in any of the Assets is more or less (but not by way of any Permitted Encumbrances) than represented on Exhibit A hereto;

      (c)   Seller's rights and interests in any of the Assets are subject to
            (i) any contract or agreement not listed on Schedule 1.3 or (ii) being reduced by virtue of the exercise by a third party of a reversionary, back-in or similar right not specifically listed or referenced in this Agreement or on an exhibit attached hereto nor considered a Permitted Encumbrance;

      (d) Seller is in default under some material provision of a lease, farmout agreement, joint operating agreement, gas balancing agreement, gas sales contract or other material contract or agreement affecting the Assets; or

      (e) Any of Seller's representations set forth in Sections 6.10 through 6.22, insofar as it relates to any particular Asset, is untrue in any material respect.

      3.3 Permitted Encumbrances: "Permitted Encumbrances," as that term is used in this Agreement, means:

      (a)   Liens for taxes not yet delinquent;

      (b) Lessors' royalties, overriding royalties, reversionary interests and other lease burdens that do not operate to reduce the net revenue interest of Seller in any of the Assets to less than the amount set forth therefor on Exhibit A;

      (c)   Contracts and agreements that (i) are disclosed on Schedule 1.3 and
            (ii) do not operate to increase the working interest or decrease the net revenue interest of Seller in any of the Assets from that set forth on Exhibit A;

      (d) Rights of way and other agreements of a similar nature relating to or restricting use on, over or in respect of the Assets that do not have a material adverse effect on the ownership, use, operation or value of such Assets;

      (e) Preferential rights to purchase which, prior to Closing, have either expired or have been waived by the holders thereof to the extent such rights affect the Assets;

      (f) All necessary consents, permissions and approvals by third parties in connection with the sales and transfer of the Assets which have been obtained unconditionally prior to Closing and those governmental consents customarily generated and received in the ordinary course of business at a post-Closing date;

      (g) Such Title Defects or other deficiencies or irregularities waived by Purchaser in writing;

      (h) Liens or encumbrances released at or prior to Closing as disclosed on Schedule 3.3(h) attached hereto, provided that valid releases are obtained and presented to Purchaser at Closing pursuant to clause (f) of Article VIII herein; and

      (i) Rights reserved to or vested in any governmental subdivision, political entity or public authority to control or regulate the Assets in any manner, and all applicable laws, rules and orders of such subdivisions, entities and authorities, provided that such governmental rights, laws, rules and orders do not have a material adverse effect on the ownership, use, operation or value of such Assets.

     3.4 Notice of Title Defect: Upon discovery of a Title Defect, the discovering party shall immediately notify the other party in writing of the nature of the Title Defect and the proposed adjustment in the Purchase Price attributable to such Title Defect. Any Title Defect which might serve as the basis of a reduction in the Purchase Price under Section 2.4(g) that is not disclosed to Seller at least two (2) business days prior to Closing shall conclusively be deemed waived by Purchaser, but only for purposes of Section
3.5 below. Purchaser's failure to give notice of Title Defects pursuant to this Section 3.4 shall not prejudice or diminish in any respect Purchaser's rights under Section 9.2(b) herein and the Assignments to be delivered by Seller on the Closing Date.

     3.5    Remedies for Title Defect:

      (a) Upon timely delivery of notice of a Title Defect either by Purchaser or by Seller, Purchaser and Seller shall meet and use their best efforts to agree on the validity of the claim and the amount of any required Purchase Price adjustment. Purchase Price adjustments shall be determined in accordance with the following guidelines:

            (i) If it is determined that Seller owns a different interest than that shown on Exhibit A, then the Purchase Price shall be reduced or increased, as appropriate.

            (ii) In the event a third party or parties elect to exercise an applicable preferential right of purchase, if any, the Purchase Price shall be reduced by the amount allocated to the affected property as indicated on the Allocation of Value (Exhibit B hereto), and Closing shall occur as to the remainder of the properties, if any.

            (iii) If a Title Defect is a lien, encumbrance or other charge which is liquidated in amount, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Title Defect from the affected property and Seller shall pay such sum to obligee at or before Closing. Purchaser agrees to cooperate with Seller in such efforts at no risk or expense to Purchaser. If a Title Defect represents an obligation or burden upon the affected property for which the economic detriment to Purchaser can be estimated with reasonable certainty, the adjustment shall be the sum necessary to compensate Purchaser at Closing for the adverse economic effect which such Title Defect will have on the affected property.

            (iv) If the parties cannot agree on the amount of a Purchase Price adjustment attributable to a Title Defect asserted by Purchaser, notwithstanding the foregoing guidelines, or as to the existence of a Title Defect asserted by Purchaser, then either Seller or Purchaser may, upon written notice to the other party, terminate this Agreement, and the same shall be of no further force and effect.

      (b) In the event the net amount of all adjustments to the Purchase Price pursuant to Section 3.5(a) exceeds twenty percent (20%) of the total Purchase Price, then either Seller or Purchaser may, upon written notice to the other party, terminate this Agreement, and the same shall be of no further force and effect.

      (c) If Purchaser is entitled to receive an adjustment for a Title Defect, as provided in this Agreement, Seller shall have the right, but not the obligation, to attempt to cure the Title Defect and cancel the reduction in the Purchase Price. If Seller chooses to cure the Title Defect, but has not done so by Closing, Seller shall have the right to postpone Closing with respect to the affected property for a period not to exceed twenty (20) business days from the original Closing Date (the "Cure Period"). During the Cure Period, Seller shall remain the record and beneficial owner thereof and shall continue to conduct operations of the affected property in a good and workmanlike manner, subject to the provisions of Article V hereof. On or before the last day of the Cure Period, Seller may submit to Purchaser such curative materials as Seller has obtained with respect to any uncured and unwaived Title Defect existing as of the Closing Date, and Purchaser will have twenty (20) business days to review and approve or reject the same. If Purchaser approves, Purchaser will accept, pay for in accordance with the Allocation of Value (Exhibit B hereto), as adjusted if necessary under the guidelines stated in Section 3.5(a) hereof, and receive an assignment of the property as to which Seller has cured a Title Defect. If at the end of the Cure Period, Seller shall not have removed any applicable Title Defect, Purchaser shall have the right to elect (i) to waive such Title Defect and accept, pay for and receive an assignment of the affected property or (ii) to terminate this Agreement, and the same shall be of no further force and effect.

     3.6 Preferential Purchase Rights: Except as disclosed on Schedule 3.6 attached hereto, none of the Leasehold Property is subject to preferential purchase rights or consents to assignment in favor of third parties. With respect to each preferential purchase right, if any, covering the Leasehold Property, Seller shall send to the holder of such right a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those Assets covered by such right on substantially the same terms hereof and for the portion of the Purchase Price attributable to such Leasehold Property on the Allocation of the Value (Exhibit B attached hereto), subject to adjustments in the same manner as the Purchase Price may be adjusted pursuant to Section 3.5 of this Agreement.

     If, prior to Closing, any holder of a preferential purchase right notifies Seller that it intends to consummate the purchase of the Assets to which its preferential purchase right applies, then either Seller or Purchaser may, upon written notice to the other party, terminate this Agreement, and the same shall be of no further force and effect; provided, however, that if the holder of such preferential purchase right fails to consummate the purchase of the Assets covered by such right in accordance with and within the time provided in the applicable agreement and this Agreement has not theretofore been terminated, then Seller shall so notify Purchaser, and at Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Assets to which the preferential purchase right is applicable for a price equal to that portion on the Allocation of Value and upon the other terms of this Agreement.

     3.7 Consents to Assignment: Seller shall use reasonable commercial efforts to obtain all consents to assignment of the Assets, if any, prior to Closing. If a third party who has the right to consent to assignment of an Asset or part thereof refuses such consent or refuses to grant a consent on an unconditional basis, or if such party fails to respond to Seller's efforts to obtain consent to assignment, Seller will promptly notify Purchaser, such notice to be provided at least two (2) business days prior to Closing. Any Asset or part thereof so affected on the Closing Date will be deemed to be subject to an uncured Title Defect.

                                      IV.

                               PHYSICAL CONDITION

     4.1 Physical Condition of the Assets: Purchaser acknowledges that some oil field production equipment may contain asbestos and/or naturally-occurring radioactive material ("NORM"). In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on or under the Assets. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found, and that Purchaser assumes all liability and responsibility for such activities when and if performed but without prejudice to Purchaser's rights under Sections 4.6, 9.2 and 12.18 hereof.

     4.2    Environmental Assessment During Examination Period:

     (a) Upon Purchaser's execution of this Agreement, Seller will make available to Purchaser environmental reports or surveys, if any, in Seller's possession pertaining to any of the Assets, and Purchaser shall have the right to make any environmental assessment of the Assets during the period (the "Examination Period") beginning on the date of this Agreement and ending five (5) days prior to Closing. Purchaser and its Agents (as such term is defined in Section 4.6) shall have the right to enter upon the Assets and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports, and evaluations relating to the Assets, their condition, and the presence of waste or contaminants. Purchaser agrees to immediately provide to Seller a copy of the environmental assessment, including any reports, data and conclusions upon which it is based. Except as may be required by law, subpoena or other legal process, Purchaser agrees to keep all data and information acquired by virtue of such examinations, and the results of all testing and analyses thereof, strictly confidential and not to disclose same to any person or agency, without the prior written approval of Seller, other than (i) Purchaser's Agents and (ii) firms or entities proposing to provide financial accommodations to Purchaser.

     (b) On-Site Tests and Inspections: Seller shall permit, or in case of any third-party operated wells, use reasonable commercial efforts to cause the operator thereof to permit, Purchaser's authorized representatives to consult with Seller's and/or such third-party operator's agents and employees during reasonable business hours and to conduct on-site inspections and inventories of the Leasehold Property and inspect and examine all well logs and geological and geophysical data (other than interpretive and confidential information) directly relating to such Leasehold Property.

     4.3    Withdrawal by Purchaser:

     (a) If, during the Examination Period, Purchaser, in its sole discretion determines that (i) an Environmental Defect or Defects (as such term is defined in Section 4.3(b) hereof) exists, or (ii) that the physical inspections contemplated by Section 4.2(b) indicate (x) that any Asset may not be in compliance in any material respect with any applicable laws, rules or regulations or (y) that any well included in the Assets has suffered a material adverse change since July 1, 1996 in its ability to produce hydrocarbons then, by so notifying Seller within the Examination Period, Purchaser may, upon written notice to Seller, terminate this Agreement and the same shall be of no further force and effect.

      (b)   An "Environmental Defect" shall mean, with respect to any Asset:

            (i) Any matter that causes a breach of Seller's representation set forth in Section 6.19; or

            (ii) With respect to an environmental assessment conducted pursuant to Section 4.2(a) hereof, the presence or evidence of the past presence of any Hazardous Substance on the Leasehold Property. A "Hazardous Substance" is any substance, chemical or waste that is listed or included as hazardous, toxic or dangerous under any applicable Environmental Laws (as such term is defined in Section 6.19 hereof).

     4.4 Conditional Access to Assets: Purchaser is hereby granted access to the Assets to conduct its environmental assessment and physical inspections and tests upon the following conditions:

     (a) The environmental assessment and physical inspections and tests shall be conducted at Purchaser's sole risk and expense, and Purchaser waives and releases all claims against Seller and its Agents for injury to, or death of, persons or damage to property arising in any way from the exercise of rights granted to Purchaser hereby or the activities of Purchaser or its employees, Agents or contractors on the Assets.

     (b) Purchaser shall indemnify Seller, and its Agents against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorneys' fees, whatsoever arising out of (i) any and all liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Purchaser may conduct with respect to the Assets and (ii) any injury to or death of persons or damage to property occurring in, on or about the Assets as a result of such exercise or activities whether or not Seller or its Agents were negligent or otherwise at fault (except for any such injuries or damages caused solely by the gross negligence or willful misconduct of said indemnitees).

     4.5    [Intentionally omitted.]

     4.6    Assumption and Indemnification of Environmental Risk:

     (a) On and after the Closing Date, Purchaser shall assume full responsibility for, and agrees (i) to comply with and perform all environmentally related duties and obligations of the owner of the Assets arising from the ownership or operation thereof after the Closing Date, and (ii) to indemnify, defend and hold harmless Seller, its directors, officers, employees, agents, representatives and affiliated companies (which additional parties are hereinafter collectively referred to as "Agents"), from and against all losses, liabilities, causes of action, damages, liens, penalties, fines, settlements, judgments, expenses, attorneys' fees, court costs and claims (hereinafter referred to collectively as "Claims") caused by or arising out of Purchaser's (or Purchaser's successors or assigns) failure to observe or comply with any rule, order, permit, statute or regulation of a governmental authority applicable to any waste material, contaminant or Hazardous Substance on or included with the Assets as a result of (x) operations on or after the Closing Date or
            (y) the disposal, release or threatened release on or after the Closing Date of any waste material, contaminant or Hazardous Substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water ("Release").

     (b) Subject to Section 4.1 of this Agreement, Seller shall indemnify, defend and hold harmless Purchaser and its Agents from and against Claims made
                                     - 14 -
            within two (2) years of the Closing Date caused by or arising out of
            (i) the performance prior to the Closing Date of environmentally related duties and obligations of the owner of the Assets, (ii) Seller's failure to have observed or complied with any rule, order, permit, statute, or regulation of a governmental authority applicable to any waste material, contaminant or Hazardous Substance on or included with the Assets as a result of operations prior to the Closing Date or (iii) the disposal, Release or threatened Release prior to the Closing Date of any waste material, contaminant or Hazardous Substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water; provided, however, in no event shall Seller have any obligation to indemnify, defend or hold harmless Purchaser against such Claims attributable to Purchaser's negligence in remediating any environmental condition existing prior to the Closing Date.

     (c) Purchaser shall indemnify, defend and hold harmless Seller and its Agents from and against all Claims made after two (2) years from the Closing Date caused by or arising out of (i) the performance prior to the Closing Date of environmentally related duties and obligations of the owner of the Assets, (ii) the failure, prior to the Closing Date, of the owner or operator of the Assets to have observed or complied with any rule, order, permit, statute or regulation of a governmental authority applicable to any waste material, contaminant or Hazardous Substance on or included with the Assets or (iii) the disposal, Release or threatened Release prior to the Closing Date of any waste material, contaminant or Hazardous Substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water; provided, however, in no event shall Purchaser have any obligation to indemnify, defend or hold harmless Seller against (i) such Claims attributable to matters of which Seller had actual knowledge at the Closing Date and failed to disclose to Purchaser (including without limitation such matters as would cause a breach of Seller's representations set forth in Section 6.19) or (ii) such Claims attributable to or caused by Seller's own actions or omissions whenever they occurred.

     (d) Notwithstanding Section 4.6(c), Seller shall indemnify, defend and hold harmless Purchaser and its Agents from and against all Claims made after two (2) years from the Closing Date caused by or arising out of (i) the performance prior to the Closing Date of environmentally related duties and obligations of the owner of the Assets, (ii) the failure, prior to the Closing Date, of the owner or the operator of the Assets to have observed or complied with any rule, order, permit, statute, or regulation of a governmental authority applicable to any waste material, contaminant or Hazardous Substance on or included with the Assets or (iii) any Release, or threatened Release prior to the Closing Date to the extent but only to the extent that such Claims referenced in clauses
            (i)-(iii) immediately above are attributable to matters of which Seller had actual knowledge at the Closing Date and failed to disclose to Purchaser on or prior to the Closing Date.

     (e) The indemnifications and assumptions of responsibility set forth in this Section 4.6 shall apply to liability for voluntary environmental response actions undertaken pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") or any other federal, state or local law, regulation or order. A Claim shall be deemed asserted against Seller or Purchaser, as the case may be, at the time an inquiry or investigation of which Seller or Purchaser, as the case may be, has actual knowledge is initiated by any regulatory agency or judicial body having jurisdiction thereover relating to environmental cleanup or remediation activities or upon Seller's or Purchaser's receipt, as the case may be, of written demand for environmental cleanup or remediation activities.

                                       V.

                          OPERATIONS AND CASUALTY LOSS

     5.1    Operations:

     (a) Seller, as to the portion of the Assets to be conveyed which it now operates, agrees to continue to operate the same in a good and workmanlike manner until Closing, when such operations shall be turned over to Purchaser unless contrary to applicable unit, pooling, communitization or operating agreements or applicable laws and/or regulations or unless Seller and Purchaser otherwise agree. Subject to the provisions of Section 5.2(b), Seller shall pay or cause to be paid all costs and expenses incurred in connection therewith until the Closing Date. Except as provided for elsewhere in this Agreement, Seller shall not directly or indirectly convey to a third party, or reserve or retain, any recorded or unrecorded interest in any of the Leases, and Seller shall not convey to a third party, or reserve or retain, any recorded or unrecorded executory rights. During the period, if any, from and after the Closing Date until Seller is replaced as operator, Seller as operator of the Assets shall have no liability to Purchaser for losses or damages sustained or liabilities incurred, except as may result
            directly from Seller's gross negligence or willful misconduct.   In
            no event shall Seller be replaced as operator of the Assets at any time prior to Closing. In the absence of any applicable operating agreement for any such services, if any, as operator of the Assets (or portions thereof) performed by Seller from and after the Closing Date, Purchaser shall pay to Seller all reasonable and customary expenses incurred by Seller in such operation, protection or maintenance of the Assets and, in addition, for active wells located on the applicable portion of the Assets operated by Seller after the Closing Date, Purchaser shall pay Seller the Council of Petroleum Accountants Society overhead charge for each active well per month. Any such charges and expenses shall be recovered by Seller as part of the Final Settlement Statement.

    (b) From the date hereof until the Closing Date, Seller shall (or, with respect to non-operated wells, shall use reasonable commercial efforts to cause the operator of such wells to): (i) not abandon any well on any lease listed on Exhibit A hereto (the "Leases") capable of commercial production, or release any such Lease; (ii) not develop, maintain or operate the Assets in a manner materially inconsistent with prior operations; (iii) not commence any operation on any Leasehold Property anticipated to cost in excess of $25,000 per operation net to Seller's interest (except emergency operations and operations required under presently existing contractual obligations and the on-going commitments under the authorizations for expenditures ("AFEs") described on Schedule 6.17 attached hereto); (iv) not create or suffer to exist any lien, security interest or other encumbrance with respect to any Asset (except for Permitted Encumbrances); (v) not enter into any agreement for the sale, disposition or encumbrance of any Asset; (vi) not dedicate, sell, encumber or dispose of any oil and gas production attributable to the Assets except in the ordinary course of business; (vii) not agree to any material alterations in the Leases or other contractual agreements governing any Leasehold Property and not enter into any new contracts relating to the Assets (except for contracts terminable without penalty by Seller on not more than 30 days notice); (viii) maintain in force all insurance policies covering the Assets that are presently in force; (ix) maintain the Leases in full force and effect and comply with all express covenants contained therein; (x) pay or cause to be paid all costs and expenses incurred in connection with the Assets before they become delinquent (unless same is not material in amount and is being contested in good faith); (xi) maintain in all material respects the Assets in a manner consistent with prior operations; (xii) exercise due diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data and all other confidential data included in the Assets or relating in any way to the Leasehold Property; (xiii) furnish Purchaser with copies of all AFEs on material operations commenced, but not completed, prior to the Effective Date; (xiv) not voluntarily relinquish its position as operator with respect to any of the Leasehold Properties; and (xv) not allow any emission, discharge, or Release into the environment of any pollutant, contaminant or Hazardous Substance from or attributable to any Asset.

     (c) From and after the date of this Agreement until Closing, Seller shall: (i) identify and use reasonable commercial efforts to obtain any and all necessary consents, waivers (including waivers of preferential purchase rights, if any), permissions and approvals of third parties or governmental authorities in connection with the sale and transfer of the Assets to Purchaser; (ii) afford Purchaser the right to approve in advance all letters and other documents sent to any third party concerning consents and preferential rights of such third party to purchase any portion of the Assets or prohibit the sale thereof to Purchaser; (iii) file or cause to be filed all reports required to be filed with governmental authorities relating to the Assets; (iv) consult with Purchaser from time to time, upon Purchaser's request, concerning the operation and development of the Assets and Seller's compliance with its covenants and agreements hereunder; (v) maintain its organizational status as a corporation and assure that as of the Closing Date it will not be under any legal or contractual restriction that would prohibit or delay the Closing; (vi) obtain or cause to be obtained all permits, licenses and other authorizations required under applicable federal, state and local laws, including Environmental Laws; (vii) remain and cause the Assets to remain in compliance in all material respects with all Environmental Laws and all terms and conditions of such permits, licenses and authorizations; and (viii) immediately inform Purchaser upon receipt of notice, or otherwise upon becoming aware, of any past, present or future events, conditions, activities, incidents or plans that are reasonably likely to interfere with continued compliance in any material respect with applicable federal, state and local laws, or that are reasonably likely to give rise to any liability, claim, investigation or proceeding based on or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, Release or threatened Release into the environment, of any pollutant, contaminant, or Hazardous Substance from or attributable to any of the Assets.

     5.2    Casualty Loss:

     (a) The risk of casualty loss relating to the Assets shall pass from Seller to Purchaser as of the Closing Date, and Purchaser shall assume all risk of any change in condition of the Assets from and after the Closing Date.

     (b) If, prior to the Closing, any of the Leasehold Property is destroyed by fire, casing collapse, blowout or other casualty, Purchaser may elect to treat each Leasehold Property affected by such casualty as if it suffered from a Title Defect.

     5.3    [Intentionally omitted.]

     5.4 Successor Operator: While Purchaser may represent that it desires to succeed Seller as operator of the Assets or portions thereof which Seller may presently operate, Purchaser acknowledges and agrees that Seller cannot and does not covenant or warrant that Purchaser shall become successor operator of same since the Assets or portions thereof may be subject to unit, pooling, communitization or operating agreements or other agreements or applicable laws and/or regulations which control the appointment of a successor operator. Seller agrees, however, that as to the Assets it operates, where it can facilitate the appointment of a successor operator, Seller will, in a prudent manner at or immediately prior to Closing, resign as operator.

     5.5 Notice of Certain Events: It being the intention of Seller and Purchaser that Seller shall engage in a continuous disclosure process from the date hereof through the Closing Date, Seller shall promptly notify Purchaser if Seller learns at any time on or before the Closing Date of the occurrence or non-occurrence, as applicable, of: (i) any dispute or proceeding between Seller, or any third party operator of any Leasehold Property, and a governmental agency or any other person or entity that, if adversely determined, could have a material adverse effect on the ownership or operation of the Assets; (ii) any material default or noncompliance of any party to any of the Leases or other agreements, orders and other instruments related to the Leasehold Property with any of the terms and conditions thereof, or any notice of termination or other material proceedings or actions that might reasonably be expected to materially and adversely affect any of the Leases or Leasehold Property, together with a detailed statement of the steps being taken to cure such default, noncompliance or termination; (iii) any amendment (unless such amendment is not material or is permitted by this Agreement or by any consent of Purchaser to a deviation from the terms of this Agreement) of any of the Leases or other agreements, orders and other instruments related to the Leasehold Property, together with a copy of such amendment; iv) the intended sale, encumbrance or other disposition of any Asset; (v) the emission, discharge, Release or threatened Release into the environment of any pollutant, contaminant or Hazardous Substance from or attributable to any of the Assets; or (vi) any other event or condition that would make any representation or warranty (including the information set forth in the Schedules attached hereto) made by Seller to Purchaser not true and correct in all material respects, or any agreement or covenant required to be performed herein unable to be performed as provided herein.

     5.6    [Intentionally omitted.]


                                     VI.

                        REPRESENTATIONS AND WARRANTIES

     6.1 Existence: Each of Purchaser and Seller represents as to itself that it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to carry on business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of its business and operations makes such qualification necessary.

     6.2 Authorization: Each of Purchaser and Seller represents as to itself that it has the requisite corporate power to enter into and perform this Agreement and the transactions contemplated hereby and that the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of each of Purchaser and Seller, including shareholder approval where required, as the case may be. Each of Purchaser and Seller represents as to itself that this Agreement has been duly executed and delivered on behalf of Purchaser and Seller, respectively, and that at Closing all documents and instruments required hereunder to be executed and delivered by Purchaser and Seller, respectively, shall have been duly executed and delivered.

     6.3 Brokers: Each of Purchaser and Seller represents as to itself that it has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the matters provided for in this Agreement which will be the responsibility of the other party and that any such obligation or liability that may exist shall be the sole obligation of the creating party. The creating party hereby agrees to defend, indemnify and hold harmless the other parties from any claims for any such brokers' or finders' fees.

     6.4 Binding Obligation: Each of Purchaser and Seller represents as to itself that this Agreement constitutes the valid, legal and binding obligation of each of Purchaser and Seller and is enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles. Each of Purchaser and Seller represents as to itself that all instruments required hereunder to be executed and delivered by each of Purchaser and Seller at the Closing will, when executed and delivered, constitute valid, legal and binding obligations of Purchaser and Seller, respectively, enforceable against each of Purchaser and Seller in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles.

     6.5    No Conflict.

     (a) Seller's execution, delivery and performance of this Agreement do not and will not conflict with or violate any material agreement governing Seller's management, administration, organization, business or affairs, including its certificate of incorporation or by-laws or, in any material respect, any other agreements or instruments to which Seller may be a party or by which Seller or any of its properties are bound, or any material law, administrative regulation or rule or court order, judgment or decree applicable to Seller or to the Assets, non-compliance with which could reasonably be expected to have a material adverse effect on Purchaser or its ownership or operation of the Assets on and after the Closing Date.

     (b) Purchaser's execution, delivery and performance of this Agreement do not and will not conflict with or violate any material agreement governing Purchaser's management, administration, organization, business or affairs, including its articles or certificate of incorporation or by-laws or, in any material respect, any other agreements or instruments to which Purchaser may be a party or by which Purchaser or any of its properties are bound, or any material law, administrative regulation or rule or court order, judgment or decree applicable to Purchaser.

     6.6 No Breach or Default: Each of Purchaser and Seller represents as to itself that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute a breach of, or an event of default under, any contract or agreement to which Purchaser or Seller is a party. Seller represents that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby result or will result in any liability to Purchaser under the terms of any contracts or agreements of employment or consultancy to which Seller is a party.

     6.7 Bankruptcy: Purchaser represents that there are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the best knowledge of Purchaser, threatened against Purchaser. Seller represents that there are no such proceedings pending, being contemplated by or, to the best knowledge of Seller, threatened against Seller.

     6.8    Further Distribution:    Purchaser represents to Seller that it is
acquiring the Assets for its own account and not with the intent of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or a distribution thereof in violation of any applicable securities laws.

     6.9    Business Matters:   Purchaser represents to Seller that (i) it has
assets of $5,000,000 or more according to the most recent financial statement of Purchaser prepared in accordance with generally accepted accounting principles, (ii) it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction of this type and (iii) it is not in a significantly disparate bargaining position.

     6.10 Leases, Wells, Production and Marketing: Seller represents and warrants to Purchaser that:

     (a) Except as disclosed on Schedule 6.10(a) attached hereto, (i) all Leases are in full force and effect, (ii) Seller is not in default under any of the terms and provisions of any of the Leases or under any material agreement to which the same are subject and Seller has no actual knowledge of a default by the other party or parties to any of such Leases or material agreements, (iii) all royalties (except for suspense funds attributable to royalties withheld in the ordinary course), rentals and other payments due thereunder by Seller and, to the best of Seller's knowledge, by others, have been timely and properly paid in full on or before the due dates thereof and (iv) all conditions necessary to keep the Leases in full force and effect have been fully and punctually performed by Seller and, to the best of Seller's knowledge, by others.

     (b) Except as disclosed on Schedule 6.10(b) attached hereto, (i) all of the wells included in the Assets have been drilled, completed and operated within the boundaries of the Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and by law and in compliance in all material respects with all applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof and (ii) the production of oil and gas therefrom has not been in excess of the allowable production allocated to such well.

     (c) Except for depth restrictions to which Seller's interests in the Leases presently are subject, as disclosed on Schedule 6.10(c) attached hereto, Seller represents and warrants that, with respect to the Leases, Purchaser will acquire from Seller at the Closing valid and existing leasehold or operating rights in and to all depths and horizons below the surface of the land area described in the Leases.

     (d) Except as disclosed on Schedule 6.10(d) attached hereto, no amounts of oil or gas produced from the Leasehold Property are subject to a sales contract (except for contracts terminable without penalty by Seller on not more than 30 days notice), and no person has any call upon, option to purchase, right to refund or similar rights under any agreement with respect to the Leasehold Property or to the production therefrom. Except as disclosed on Schedule 6.10(d), Seller has not been nor will Seller be obligated by virtue of any prepayment made under any production sales contract or any other contract containing a "take or pay" clause, or under any gas balancing, deferred production or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of the Leasehold Property at some future time without receiving full payment therefor at the time of delivery. Except as disclosed on
            Schedule 6.10(d), there are no material gas imbalances as between Seller and any third party with respect to operations relating to the Leasehold Property.

     6.11   [Intentionally omitted].

     6.12 Preferential Purchase Rights and Consents to Assignment: Except as disclosed on Schedule 3.6 attached hereto, and except such agreements with respect to which all necessary waivers of preferential purchase rights or unconditional consents to assignment have already been obtained by Seller, the Assets are not subject to any agreements containing preferential purchase rights or consent to assignment provisions that must be complied with prior to the assignment of the Assets to Purchaser.

     6.13 Litigation: Except as disclosed on Schedule 6.13 attached hereto, there is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency nor, to the best knowledge of Seller, threatened against Seller or any affiliate of Seller or any of the Assets which has resulted or might result in an impairment or loss of Seller's title to any Asset or diminish the value thereof or impede the operation of any such Asset, or which challenges or pertains to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     6.14 Taxes: Except as disclosed on Schedule 6.14 attached hereto, all ad valorem, property, transfer, production, excise, severance, windfall profit and similar taxes and assessments payable with respect to the Assets and based on or measured by the ownership of property or the production or removal of oil and gas or the receipt of proceeds therefrom previously due and owing have been timely paid in all respects.

     6.15    [Intentionally omitted].

     6.16 Plugging and Abandonment; Status of Wells: The Assets do not include any wells not identified on Exhibit A . No well identified on Exhibit A was non-producing or shut-in as of the date hereof, except as disclosed on
Schedule 6.16 attached hereto and for any such wells that were shut-in on a temporary basis as part of normal oilfield operations.

     6.17 Operating, etc. Agreements: With respect to joint, unit or other operating agreements relating to the Assets: (i) except as disclosed on
Schedule 6.17 attached hereto, there are no AFEs presently outstanding, and, to the best of Seller's knowledge, there are no plans or proposals to conduct drilling or other material operations; (ii) Seller has listed on Schedule 6.17 the status of all material operations by less than all parties to the extent that such has an effect upon Seller's interests in the Assets; and (iii) except as disclosed on Schedule 6.17, there are no operations under the operating agreements with respect to which Seller has become a non-consenting party.

     6.18 Certain Agreements; Payouts: Except as set forth in Schedule 6.18 attached hereto, no Asset is subject to any area of mutual interest agreement, or any farm-out or farm-in agreement pursuant to which Seller was obligated and has not made assignments prior to the Closing Date, or pursuant to which Purchaser may be obligated to make assignments after the Effective Date.
Except as set forth on Schedule 6.18, no Asset is subject to any tax partnership, and none of the Assets constitutes either an interest in or a property of an unincorporated organization that is subject to taxation under the provisions of subchapter K of chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"). Where Schedule 6.18 shows an Asset described therein to be subject to change at "Payout", or similar designations, such change will occur upon the recovery from the proceeds or production from such Asset a sum of money set forth in Schedule 6.18 as the "Payout Amount".

     6.19 Environmental Matters. Except as disclosed on Schedule 6.19: (i) Seller has obtained or caused to have been obtained all permits, licenses and other authorizations that are required under federal, state and local laws with respect to pollution or protection of the environment relating to the Assets, including laws relating to actual or threatened Releases or other emissions or discharges of pollutants, contaminants, or Hazardous Substances or other toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances or other toxic materials or wastes, including without limitation, the Oil Pollution Act of 1990 ("Environmental Laws"), and all such permits, licenses, and other authorizations are currently in full force and effect; (ii) Seller and the Assets are in compliance in all material respects with all applicable Environmental Laws and all terms and conditions of such permits, licenses and authorizations; and (iii) there has been no Release, and no threat of a Release in violation of any Environmental Law arising from, based upon, associated with, or related to Seller's use, ownership, or operation of the Assets, except for matters that have been remedied and have had no, and have no continuing, material adverse effect upon Seller or the Assets; and (iv) to Seller's best knowledge, there has been no Release, and no threat of a Release in violation of any Environmental Law arising from, based upon, associated with, or related to the use, ownership, or operation of the Assets by Seller's predecessors in title, except for matters that have been remedied and have had no, and have no continuing, material adverse effect upon Seller or the Assets.

     Except as disclosed on Schedule 6.19, Seller has not received a written notice of a claim that: (i) such Seller has violated, or is about to violate, any Environmental Law; (ii) there has been a Release, or there is a threat of a Release, in violation of any Environmental Law on, to, or from the Assets for which such Seller is or may be liable to any third party for injury to or death of any person, persons, or other living things, or damage to or loss or destruction of property; (iii) Seller may be or is liable, in whole or in part, for the costs of cleaning up, remediating, removing, or responding to a Release or a threat of a Release in violation of any Environmental Law; or (iv) the Assets are subject to a lien in favor of any governmental entity for any liability, costs, or damages under any Environmental Laws arising from, or any costs incurred by such governmental entity in response to, a Release in violation of any Environmental Law.

     6.20   [Intentionally omitted]

     6.21 Employment Liability. Purchaser will not incur any liability to any or all of Seller's employees as a result of transactions contemplated by this Agreement.

     6.22 Absence of Undisclosed Liabilities. Except for (i) Permitted Encumbrances, (ii) the liabilities set forth on the Schedules hereto and (iii) liabilities specifically assumed by Purchaser pursuant to Sections 1.3, 4.6(a), 4.6(c) and 9.2(a), there are no liabilities or non-executory obligations of any nature, whether accrued, absolute, contingent or otherwise, adversely affecting the Assets or the execution, delivery or performance of this Agreement by Seller.

     6.23 Ownership Matters. Seller represents and warrants to Purchaser that all of its ownership interest in OCS-G 10638 was acquired under the terms of
(i) that certain Farmout Agreement dated April 22, 1992, between Union Pacific Resources Company, as Farmor, and Seller, as Farmee and (ii) that certain
Letter Agreement dated June 20, 1996, by and between Union Pacific Resources Company and Seller, regarding the sale of interest and equity trades, offshore Louisiana.

                                      VII.

                             CONDITIONS OF CLOSING

     7.1 Purchaser's obligation to consummate the transactions provided for herein is subject to the satisfaction by Seller (or waiver by Purchaser) of the following conditions:

     (a)    Representations:   The representations of Seller contained in
            Article VI hereof shall be true and correct in all material respects on the date of Closing as though made on and as of that date;

     (b) Performance: Seller shall have performed the obligations, covenants and agreements hereunder required to be performed by Seller at or prior to Closing;

     (c) Pending Matters:No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement;

     (d) Consents and Waivers: All necessary consents, permissions and approvals by third parties in connection with the sale and transfer of the Assets shall have been received by Seller prior to Closing, except those governmental consents customarily generated and received in the ordinary course of business at a post-closing date; and

     (e) Material Change in Condition: There shall not have occurred (i) any circumstance or event relating to the Assets that does or reasonably could be expected to materially and adversely affect the value of any portion of the Assets (other than changes affecting the oil and gas industry generally, including, without limitation, fluctuations in the price of oil and/or natural gas), or (ii) any material adverse change in the production of any of the Leasehold Property from July 1, 1996 to the Closing Date (other than declines which are due to actual depletion or are of a temporary nature due to mechanical problems). No material portion of the Leasehold Property shall have been destroyed or damaged by fire, casing collapse, blowout or other casualty, nor shall there have been any material adverse change in the condition of any of the Leasehold Property other than as a result of depletion occurring at normal rates and depreciation of equipment through normal wear and tear.

     7.2 Seller's obligation to consummate the transactions provided for herein is subject to the satisfaction by Purchaser (or waiver by Seller) of the following conditions:

     (a)    Representations:   The representations of Purchaser contained in
            Article VI hereof shall be true and correct in all material respects on the date of Closing as though made on and as of that date;

     (b) Performance: Purchaser shall have performed the obligations, covenants and agreements hereunder required to be performed by Purchaser at or prior to Closing;

     (c) Pending Matters:No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement; and

     (d)    Governmental Bonds:   Purchaser shall have delivered to Seller (i)
            copies of any bonds covering the Assets required under any laws, rules or regulations of any federal, state or local governmental agency having jurisdiction over the Assets or (ii) a commitment by a surety company to issue such bonds upon Closing.

                                     VIII.

                                    CLOSING

     At Closing, the following shall occur:

     (a) Seller and Purchaser shall execute, acknowledge and deliver an Assignment of Oil and Gas Leases for each Lease included in the Assets warranting title against all claims by, through or under Seller but not otherwise substantially in the form of Exhibits C-1 through C-6 attached hereto (collectively, the "Assignments"), covering all of the Assets to be sold pursuant hereto.

     (b) Purchaser shall deliver to Seller by wire transfer of cash as specified by Seller the total Adjusted Purchase Price.

     (c) Purchaser shall provide Seller with executed change of operator forms on all Leasehold Property operated by Seller, as required by the United States Department of the Interior, Minerals Management Service to effect a change of operator for the properties being sold. Seller shall execute same at Closing, and promptly thereafter, file said forms with the applicable governmental agency.

     (d) Seller shall (subject to the terms of applicable operating agreements, laws and regulations and other provisions hereof) deliver to Purchaser exclusive possession of the Assets, effective as of the Effective Date.

     (e) Seller shall, at or as promptly as reasonably possible after Closing, provide Purchaser, at Purchaser's sole expense, with originals of the Leases, contracts, amendments and correspondence that are found in Seller's lease files (copies where Seller is not the operator), but Seller shall not be obligated to purchase additional abstracts or perform any title curative work. Seller shall retain and shall have no obligation to furnish to Purchaser any original files or any data or information which files, data or information Seller considers proprietary or confidential to it or which Seller cannot provide Purchaser because of third-party restrictions on Seller. All information and data shall be furnished as a matter of convenience only to Purchaser and Purchaser's reliance on same shall be at Purchaser's sole risk.

     (f) Seller shall deliver to Purchaser fully executed and acknowledged Releases and/or termination statements (in sufficient counterparts to facilitate recording), in form and substance reasonably satisfactory to Purchaser and its counsel, of all production payments, leasehold burdens, mortgages, liens and security interests to be released at the Closing and covering any of the Assets which are to be conveyed at Closing, including, without limitation, such production payments, leasehold burdens, mortgages, liens and/or security interests disclosed in Schedule 3.3(h) attached hereto.

     (g) Seller shall deliver to Purchaser an officer's certificate containing Seller's U.S. Taxpayer Identification Number, Seller's business address and a statement that Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the Code.

     (h) Seller shall cause Seller's counsel to deliver such counsel's opinion to Purchaser, in substantially the form attached hereto as Exhibit D.

     Immediately after Closing, Purchaser and Seller shall execute, acknowledge and deliver notification to all pertinent operators, non-operators, oil or gas purchasers, governmental agencies and royalty owners that Purchaser has purchased the Assets, and in particular, directing all oil and gas purchasers, effective as of the Effective Date, to make payment to Purchaser of proceeds attributable to production from the Leasehold Property.


                                      IX.

                             CONTINUING OBLIGATIONS

     9.1 Settlement Statement; Allocation of Certain Revenues. On or before ninety (90) days after Closing, a final accounting statement shall be prepared by Seller, subject to verification by Purchaser, based on actual income and expenses and adjustments contemplated in Section 2.4 hereof (the "Final Settlement Statement"). The Final Settlement Statement shall set forth the actual Purchase Price adjustments required by this Agreement (other than under Section 2.4(g)). If Seller and Purchaser cannot agree upon the Final Settlement Statement within one hundred twenty (120) days after the Closing Date, the determination of the amount of the Final Settlement Statement shall be submitted to Arthur Andersen, L.L.P. The determination of Arthur Andersen, L.L.P. shall be conclusive and binding on the parties hereto and shall be enforceable against any party hereto in any court of competent jurisdiction. Any costs and expenses incurred by Arthur Andersen, L.L.P. pursuant to this
Section 9.1 shall be borne by Seller and

Purchaser equally. On or before thirty (30) days following receipt of the Final Settlement Statement, Purchaser or Seller, as the case may be, shall pay to the other party such sums as may be found to be due in the Final Settlement Statement. All amounts paid pursuant to the Final Settlement Statement shall be delivered by wire transfer of immediately available funds to the account specified in writing by the respective party entitled to such payment, but amounts less than $25,000 may be made by corporate check.

     Seller and Purchaser agree that the difference between (i) gross revenues attributable to the Assets for the period from September 1, 1996 through September 30, 1996 and (ii) lease operating expenses (including applicable royalty payments) attributable to the Assets for the period from September 1, 1996 through September 30, 1996 shall be divided equally between Seller and Purchaser as soon as is practicable after Closing. Notwithstanding the foregoing, Seller and Purchaser hereby agree that all revenues and expenses attributable to the Assets for all periods prior to September 1, 1996 are and shall remain the sole property and obligation of Seller.

     9.2    Indemnities:

     (a) Purchaser agrees to indemnify, defend and hold harmless Seller and its Agents from and against any Claims in any way connected with, attributable to, or arising or resulting from Purchaser's ownership or operation of, or activities on the Assets, including, but not limited to, claims for damage to property or injury or death to persons, claims for breach of duties and obligations arising under or by virtue of any lease, contract, agreement, permit, applicable statute or rule. In addition, Purchaser shall, but without prejudice to Purchaser's rights under Sections 4.6, 9.2 and 12.18, be solely liable and responsible for the proper plugging and abandonment of all wells now located on or hereafter drilled on the Assets, and any environmental clean-up associated therewith, and shall indemnify, defend and hold harmless Seller and its agents from and against all claims relating to same.

     (b) Except with respect to Claims for which Purchaser has agreed to indemnify and hold harmless Seller pursuant to Section 4.6(a), 4.6(c) and Section 9.2(a), Seller agrees to indemnify, defend and hold harmless Purchaser and its Agents from and against any and all Claims in any way connected with, attributable to, or arising or resulting from Seller's ownership or operation of, and activities on, the Assets, including, but not limited to, claims for damage to property or injury or death to persons, claims for breach of duties and obligations arising under or by virtue of any lease, contract, agreement, permit or applicable statute.

       (c) Any claim for indemnity under any provision of this Agreement, including Sections 4.6 and 9.2, shall be made by written notice from the party seeking indemnification (the "Indemnified Party") to the party required to provide such indemnification (the "Indemnifying Party"), together with a written description of any third party claim against the Indemnified Party. The Indemnifying Party shall have a period of thirty (30) days after receipt of such notice within which to respond thereto or, in the case of a third party claim which requires a shorter time for response, then within such shorter period as specified by the Indemnified Party in such notice (the "Notice Period"). If the Indemnifying Party denies liability or fails to respond to the notice within the Notice Period, the Indemnified Party may defend or compromise the claim as it deems appropriate without prejudice to any of the Indemnified Party's rights hereunder, with no further obligation to inform the Indemnifying Party of the status of the claim and no right of the Indemnifying Party to approve or disapprove any action taken in connection therewith by the Indemnified Party. If the Indemnifying Party accepts the obligation to respond, it shall so notify the Indemnified Party within the Notice Period and elect either: (i) to undertake the defense or compromise of such third party claim with counsel selected by the Indemnifying Party and reasonably approved by the Indemnified Party or (ii) to instruct the Indemnified Party to defend or compromise such claim. If the Indemnifying Party undertakes the defense or compromise of such third party claim, the Indemnified Party shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any third party claim shall be made without reasonable notice to the Indemnified Party and, unless such compromise or settlement includes a general release of the Indemnified Party in respect of the matter with no admission of liability on the part of the Indemnified Party and no constraints on the future conduct of its business, without the prior written approval of the Indemnified Party.

     9.3 Further Assurances: After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are reasonably necessary to carry out the purposes of this Agreement or of any document delivered pursuant hereto.

     9.4 Recording: Purchaser shall, at its own cost, immediately record the Assignments in the appropriate offices of the counties and parishes adjacent to that portion of the subsoil and seabed of the Outer Continental Shelf being the subject of the Assignments that would fall within such county's or parish's boundaries if extended seaward. Purchaser shall immediately file for all requisite approvals of any federal governmental agencies to the Assignments.
The Assignments shall be filed in the
appropriate governmental offices on a form required and in compliance with the applicable rules of such governmental agencies. Purchaser shall supply Seller with a true and accurate photocopy of the recorded and filed Assignments, together with evidence of approval of the Assignments by applicable governmental authorities, within a reasonable period of time after their recording and filing.

     9.5    [Intentionally omitted]

     9.6 Accounting for Proceeds from the Sale of Production. If, after the Closing, Seller receives any proceeds from the sale of production that are attributable to production from the Leasehold Property after September 30, 1996, Seller shall remit such proceeds to Purchaser within fifteen (15) days after receipt of such proceeds by Seller. In the event that after the Closing Purchaser receives any proceeds from the sale of production that are attributable to production from the Assets prior to September 1, 1996, Purchaser shall remit such proceeds to Seller within fifteen (15) days after receipt of such proceeds by Purchaser.

     9.7    Accounting for High Island Block 116 Capital Expenditures.   Any and
all invoices attributable to capital expenditures incurred prior to the Closing Date with respect to High Island Block 116 shall be for Seller's account and upon receipt, if any, of such invoices by Purchaser, Purchaser shall forward same to Seller.


                                       X.

                    INDEPENDENT INVESTIGATION AND DISCLAIMER

     Purchaser acknowledges that it has had access to the Assets, the officers and employees and agents of Seller, and the books, records and files of Seller relating to the Assets, and in consummating the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation of the Assets and upon the representations and covenants in this Agreement. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO: (i) THE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND ANY WARRANTY AGAINST HIDDEN VICES OR DEFECTS, (ii) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY AND (iii) ANY INFORMATION, DATA OR OTHER MATERIALS

(WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER, INCLUDING, WITHOUT LIMITATION, THAT RELATE TO OR THAT MAY HAVE A BEARING ON THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES OR ON THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES OR ON THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING.


                                      XI.

                                  TERMINATION

     This Agreement and the transactions contemplated hereby may be terminated only in the following instances:

      (a) By Purchaser if the conditions set forth in Section 7.1 are not satisfied or waived as of Closing;

      (b) By Seller if the conditions set forth in Section 7.2 are not satisfied or waived as of Closing;

      (c)  By way of Section 3.5(b); or

      (d) At any time by mutual written agreement of Seller and Purchaser and in accordance with any other express provisions of this Agreement.

      If this Agreement is terminated pursuant to this Article XI, no party shall have any liability to the other; provided, however, no party shall be relieved of any liability for any willful breach of this Agreement.


                                      XII.

                                 MISCELLANEOUS

      12.1    Governing Law:   This Agreement shall be governed by and
interpreted in accordance with the laws of the State of Texas. Assignments executed in accordance with this Agreement shall be governed by and interpreted in accordance with the laws of the respective state adjacent to that portion of the subsoil and seabed of the Outer Continental Shelf being the subject of such Assignment that would fall within such state's boundaries if extended seaward.

     12.2 Entire Agreement: This Agreement, together with any confidentiality agreements relating to the Assets previously executed by Purchaser, constitute the entire agreement among the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

     12.3    Waiver:   No waiver of any of the provisions of this Agreement
shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     12.4    Captions:   The captions in this Agreement are for convenience only
and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     12.5 Assignment: No party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     12.6 Notices: Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the United States mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested, or by telecopy. Notices deposited in the mail in the manner hereinabove described shall be deemed to have been given and received upon the date of delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee and, in the case of telecopies, when receipt is confirmed. For purposes of notice, until receipt of written notice changing same, the addresses of the parties shall be as follows:

   Seller's Address:
   Zilkha Energy Company
   1201 Louisiana Street
   Suite 3200
   Houston, Texas 77002-5223
   Attention:  Joseph J. Romano
   Telecopy No.:  (713) 655-5963

   Purchaser's Address:
   American Exploration Company
   1331 Lamar Street, Suite 900
   Houston, Texas 77010-3088
   Attention:  Harry C. Harper
   Telecopy No.:  (713) 756-6002

     12.7    UTPCPL and DTPA Waiver:   TO THE EXTENT APPLICABLE TO THE ASSETS OR
ANY PORTION THEREOF, PURCHASER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R. S. 51:1402, ET
SEQ.).  PURCHASER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER
E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE.

     12.8    Waiver of Jury Trial:   EACH OF SELLER AND PURCHASER AS TO ITSELF
DOES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEM-PLATED HEREBY.

     12.9    [Intentionally omitted.]

     12.10   Limitation of Liability:   Notwithstanding anything herein provided
to the contrary, Seller and Purchaser do hereby covenant and agree that the recovery by either party hereto of any damages suffered or incurred by it as a result of any breach by the other party of any of its covenants, agreements, representations, disclaimers, waivers or continuing obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching party as a result of such breach, and in no event shall such recovery include any indirect, consequential, exemplary or punitive damages.

     12.11    No Admissions:   Purchaser and Seller agree that neither this
Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Purchaser or by their respective officers, directors, employees or agents.

     12.12 Third Party Beneficiaries: Except as otherwise specifically provided in this Agreement, neither this Agreement nor any performance hereunder by Seller or Purchaser shall be deemed or interpreted to create any right, claim, cause of action or remedy on behalf of any person not a party hereto.

     12.13 Expenses: Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction, including, without limitation, fees and expenses of its own legal counsel and accountants.

     12.14 Severability: If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in a materially adverse manner with respect to either party.

     12.15    Publicity:   Seller and Purchaser shall consult with each other
with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release concerning the transactions contemplated by this Agreement without the prior written consent of the other party.

     12.16    Use of Seller's Name:   As soon as practicable after Closing,
Purchaser shall remove or cause to be removed the names and marks, if any, used by Seller and all variations and derivations thereof and logos, if any, relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos, if any.

     12.17    Waiver of Compliance with Bulk Transfer Laws:   Purchaser waives
compliance with any applicable bulk transfer law relating to the transactions contemplated by this Agreement, and agrees to assume all risk and liability in connection with the failure to so comply.

     12.18 Survival: All representations, warranties, covenants and agreements made herein by Purchaser and Seller (other than (i) the indemnities contained in Sections
                                     - 36 -

4.6 and 9.2 which shall survive indefinitely and (ii) the representation contained in Section 6.23 which shall survive for a period of two (2) years from the latest to occur of (i) disbursement of all funds on deposit unit the Escrow Agreement, dated August 6, 1996, among Union Pacific Resources Company ("UPRC"), Seller and Texas Commerce Bank National Association, (ii) approval by the Department of Interior, Minerals Management Service ("MMS") of the Assignment of Operating Rights in Oil and Gas Lease dated effective April 1, 1996, between UPRC, as assignor and Seller, as assignee, conveying all of UPRC's operating rights in that certain oil and gas lease (the "EC328 Lease") entered into effective May 1, 1989, designated OCS-G 10638 executed by the United States of America, as Lessor, and UPRC, as Lessee, covering Block 328, East Cameron Area, South Addition, INSOFAR AND ONLY INSOFAR AS said EC328 Lease covers depths from below 100 feet below the deepest stratigraphic equivalent of 3,515 measured depth feet, as encountered in the Zilkha Energy Company OCS-G 10638 Well No. 1 down to the stratigraphic equivalent of the base of the HB-5 sand, the base of which is seen at a depth of 4,195 feet (TVD) in the Mesa Petroleum Company OCS-G 2255 No. A22 well, located in East Cameron Block 323, or (iii) approval by the MMS of the Assignment of Record Title Interest dated effective April 1, 1996, between Seller, as assignor to UPRC, as assignee, conveying an undivided thirty percent (30.00%) record title interest in that certain Oil and Gas Lease (the "EI 216 Lease") entered into effective July 1, 1994, designated OCS-G 14470 executed by the United States of America, as Lessor, and Seller, as Lessee, covering all of Block 216, Eugene Island Area; provided, however, that notwithstanding the foregoing, the representation provided in Section 6.23 shall terminate upon Purchaser's receipt of a written acknowledgment in a form reasonably acceptable to Purchaser from both UPRC and Seller that all of the terms and conditions of the June 20, 1996 Letter Agreement between Seller and UPRC have been satisfied) shall survive Closing and the delivery of the Assignments be delivered pursuant hereto until the date which is six (6) months following the Closing Date, and no party shall have liability with respect to any breach thereof unless, within such time period, notice of a claim based upon such breach shall have been given by the party asserting the claim, with specificity reasonable under the circumstances, including without limitation, the amount required to satisfy such claim estimated in good faith if necessary. Any confidentiality agreement heretofore entered into between Seller and Purchaser will terminate at Closing.

     12.19 Listing of Exhibits and Schedules: The Exhibits listed below are attached to this Agreement and by this reference are fully incorporated herein:


Exhibit A                 --   Description of Assets
Exhibit A-1               --   Description of Reserved Interests
Exhibit B                 --   Allocation of Value
Exhibits C-1 through C-6  --   Forms of Assignment

Exhibit D                 --   Form of Opinion of Seller's Counsel

Schedule 1.3              --   Assumed Contracts and Agreements
Schedule 3.3(h)           --   Liens to be Released at Closing
Schedule 3.6              --   Preferential Purchase Rights and Consents
Schedule 6.10(a)          --   Material Defaults, Unpaid Royalties and
                                     Conditions Affecting Leases Other
Schedule 6.10(b)          --   Drilling and Production
Schedule 6.10(c)          --   Depth Restrictions
Schedule 6.10(d)          --   Sales Contracts, "Take-or-Pay" Clauses,
                                     Balancing, Deferred Production or
                                     Gas Similar Arrangements
Schedule 6.13             --   Litigation
Schedule 6.14             --   Taxes
Schedule 6.16             --   Non-Producing and Shut-In Wells
Schedule 6.17             --   AFEs, Plans and Proposals; Non-Consents
Schedule 6.18             --   Areas of Mutual Interest; Payouts;
                                     Tax Partnership Agreements
Schedule 6.19             --   Environmental Matters


     12.20 Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

     12.21 Notices After Closing: Purchaser and Seller hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Assets while owned by such other party.

     12.22 Accounting for Net Profits Interests: Purchaser agrees to provide any production, revenue, expense and all such engineering and other well data with respect to East Cameron Block 328 necessary for Seller to prepare the allocations of net profits interests to Seller's present and former employees. Seller agrees to provide such allocations to Purchaser as soon as practicable following receipt of such necessary data from Purchaser. Seller agrees that in addition to making such allocations for East Cameron Block 328, it shall also disburse to such interest owners the proceeds attributable to the net profits interests for East Cameron Block 328 and High Island Block 116.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                 SELLER:

                                 ZILKHA ENERGY COMPANY


                                 By:
                                    ----------------------------------------
                                    Joseph J. Romano
                                    Vice President & Chief Financial Officer


                                 PURCHASER:

                                 AMERICAN EXPLORATION COMPANY


                                 By:---------------------------------------
                                     Harry C. Harper
                                     Vice President - Land

                                  EXHIBIT A-1

                               RESERVED INTERESTS

1. Block 116. An overriding royalty interest equal to an undivided fifteen percent (15%) of fifty-five and twenty-five one hundredths percent (55.25%) of all Hydrocarbons that are produced or to be produced from the lands covered by the Oil and Gas Lease bearing Serial No. OCS-G 6156, effective October 1, 1983, by and between the United States of America, as Lessor, and Atlantic Richfield Company, as Lessee, covering all of Block 116, High Island Area, as shown on OCS Leasing Map, Texas Map No. 7, containing 5760 acres, more or less ("Block 116") or produced from lands or leases pooled therewith and allocable to Block 116 (other than Oil, Gas, sulphur and other minerals produced from or attributable to the Excluded Sub-Block), commencing upon the cumulative production, subsequent to 7:00 am Central Time on July 1, 1996, of forty-five billion cubic feet (45,000,000,000 cf) of Gas from Block 116, and from lands or leases pooled therewith and allocable to Block 116, such calculation to be based on eight-eighths of such production, but expressly excluding from such calculation Gas produced from or attributable to the Excluded Sub-Block.

2. Block 328. An overriding royalty interest equal to an undivided fifteen percent (15%) of one hundred percent (100%) of all Hydrocarbons that are produced or to be produced from the lands covered by the Oil and Gas Lease bearing Serial No. OCS-G 10638, effective May 1, 1989, by and between the United States of America, as Lessor, and Union Pacific Resources Company, as Lessee, covering all of Block 328, East Cameron Area, South Addition, as shown on OCS Leasing Map, Louisiana Map No. 2A, containing 5000 acres, more or less limited, however, to depth to those intervals from the surface of the earth down to the stratigraphic equivalent of the base of the HB-5 sand, the base of which is seen at a depth of 4,195 feet (TVD) in the Mesa Petroleum Company OCS-G 2255 No. A 22 well located in East Cameron Block 323 ("Block 328") or produced from lands or leases pooled therewith and allocable to Block 328 (except for oil, gas, sulphur and other minerals produced from the East Cameron Block 328 #5 Subsea Well), such overriding royalty interest to commence upon the cumulative production, subsequent to 7:00 am Central Time on September 15, 1996, of one million (1,000,000) Barrels of Oil from Block 328, and from lands or leases pooled therewith and allocable to Block 328, such calculation to be based on eight-eighths of such production, but expressly excluding from such calculation Barrels of Oil produced from (i) those depths lying below the base of the HB-5 Sand, the base of which is seen at a depth of 4,195 feet (TVD) in the Mesa Petroleum Company OCS-G G2255 No. A22 well located on East Cameron 323 and (ii) the East Cameron Block 328 #5 Subsea Well or any recompletion, deepening or sidetracking thereof.

3. General Terms. The overriding royalties described in paragraphs 1 and 2 immediately above (collectively, the "Overriding Royalty") shall be subject to the following terms, provisions and conditions:

     a. COMPUTATION OF OVERRIDING ROYALTY AND CUMULATIVE PRODUCTION LEVELS; EXPENSES BURDENING THE OVERRIDING ROYALTY; NO OBLIGATION TO DEVELOP; AUTHORITY
TO POOL OR UNITIZE.   The Overriding Royalty shall be free and clear of all
costs and expenses of development and operations but shall bear its proportionate share of such expenses as are chargeable against the royalty payable under the Leases to the United States of America, Department of Interior Minerals Management Service (the "Lessor"). Subject to the foregoing, the Overriding Royalty shall be computed and paid or delivered to Seller by the same method, at the same time, under the same conditions and on the same substances as the royalty provided to be paid and delivered in and under the Leases to the Lessor therein. The Overriding Royalty and the cumulative production levels referred to in paragraphs 1 and 2 immediately above shall be computed by the same method as the royalty provided to be paid to the Lessor under the applicable Lease.

     No obligation, either express or implied, shall arise by reason of the Overriding Royalty which shall obligate Purchaser to develop or produce the lands covered by the Leases or to keep and maintain the Leases in force and effect either by the payment of rentals, compensatory royalties or other payments, or by the drilling of any wells upon said lands, or in any other manner. If, pursuant to any joint operating agreement presently existing governing the operation of Block 116, Purchaser elects not to participate or is deemed to have elected not to participate in an operation on the lands covered thereby such that for a period ("Penalty Period") Purchaser is thereafter permanently or temporarily not entitled to all or any portion of Purchaser's working interest share of Hydrocarbons produced, or gross proceeds of sale of Hydrocarbons produced from such operations, then during such Penalty Period, Seller shall not be entitled to receive the Overriding Royalty with respect to such Hydrocarbons or the proceeds of the sale thereof.

     Purchaser is hereby granted the right at Purchaser's election from time to time to pool and unitize the Leases or any of the lands covered thereby with other leases or lands. As to each such unit so created, Seller shall be entitled to receive, in lieu of the Overriding Royalty, Seller's proportionate share of any interest attributable to a Lease within such unit. Purchaser does hereby covenant and agree that if Purchaser or any affiliate of Purchaser owns an interest in a lease which is pooled or unitized with a Lease to form a unit, Purchaser shall not agree to or accept an interest in such unit which is attributable to a Lease which is less than the interest in such unit which Purchaser would have agreed to or accepted if Purchaser or any affiliate of Purchaser did not own an interest in a lease which was pooled or unitized with such Lease. The pooling or unitization in one or more instances shall not exhaust the right of Purchaser to subsequently pool or unitize said acreage into other units.

     b. TRANSFER AND ASSIGNMENTS; OVERPAYMENTS. Any transfer, assignment or conveyance of an interest in the Overriding Royalty and any change in the capacity or status of Seller shall be effective only at 7:00 a.m. on the first day of the next succeeding calendar month following the receipt by Purchaser of a certified copy of the recorded instrument or judgment evidencing such transfer, assignment or conveyance or such change in capacity or status. Purchaser and its successors and assigns are relieved of any responsibility for determining when any interest of Seller or Seller's successors or assigns in the Overriding Royalty shall increase, diminish or be extinguished or revert to any other person until Purchaser or its successors or assigns are furnished evidence thereof in accordance with the foregoing provisions of this paragraph, and Seller and Seller's successors and assigns agree to hold Purchaser and its successors and assigns harmless from all loss or expense that may result from any incorrect payment in the absence of compliance with the aforesaid provisions.

     In the event of any overpayment on the Overriding Royalty because of retroactive price reduction by law or governmental order or for any other reason, as its exclusive right and remedy hereunder, the holder of the working interest burdened by such Overriding Royalty shall only be allowed to recoup such overpayment out of future production attributable to such Overriding Royalty, beginning on the first day of any month following receipt of notice of intent to make such recoupment.

     c. MORTGAGE OR ASSIGNMENT BY PURCHASER. Purchaser shall not mortgage, pledge or hypothecate the Overriding Royalty or create or allow to remain thereon any lien or security interest thereon, and Purchaser shall not assign, sell, convey or otherwise transfer the Assets or any part thereof unless such sale, transfer or assignment is made and accepted expressly subject to the Overriding Royalty and the terms and conditions thereof. Any purported mortgage, pledge, hypothecation, lien, security interest, assignment, sale, conveyance or other transfer of the Overriding Royalty by Purchaser shall be null and void.

     d. EXTENSION AND RENEWAL LEASES. The Overriding Royalty shall be applicable not only to the existing oil and gas leases covering Block 116 and Block 328, but to any extension, modification or renewal thereof and any new lease(s) covering all or any part of the lands covered by the existing leases covering Block 116 and Block 328 that are acquired, contracted to be acquired, offered for bid or bid upon by Purchaser or any successor or assign of any interest of Purchaser in such lease(s) at any time within two (2) years from the date of termination of such existing lease or any extension, modification or renewal thereof.

     e. SUCCESSORS AND ASSIGNS. The provisions and conditions of the Overriding Royalty shall run with the land and the respective interests of Purchaser and Seller and shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns. All references herein to either Purchaser or Seller shall include their respective successors and assigns.

     f. PERPETUITIES. It is not the intent of Purchaser or Seller that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation or other rules regarding the vesting or duration of estates, and the reservation by Seller of the Overriding Royalty shall be construed as not violating such rule to the extent that same can be so construed consistent with the intent of the parties. In the event, however, that any provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation thereof. To the extent the maximum period is permitted to be determined by reference to "lives in being," Purchaser and Seller agree that "lives in being" shall refer to lifetime of the last to die of the living lineal descendants of the late Joseph P. Kennedy (father of the late President of the United States of America).

     g. ASSIGNMENT. The terms and provisions set forth in this Exhibit A-1 with respect to the Overriding Royalty shall be set forth in full in the Assignments.

     h. REPORTING REQUIREMENTS. Purchaser agrees (i) to timely furnish Seller copies of all production reports filed with the Minerals Management Service pertaining to the Assets and (ii) within fifteen (15) days after the end of a calendar month, to furnish Seller, at Seller's request, with a statement setting forth the cumulative production since July 1, 1996 of Hydrocarbons from Block 116 (other than the Excluded Sub-Block), and from lands or leases pooled therewith and allocable to Block 116 (other than the Excluded Sub-Block), pursuant to Paragraph 1 of this Exhibit A-1 and the cumulative production since September 1, 1996, of Hydrocarbons from Block 328 (except for Hydrocarbons produced from the East Cameron Block 328 #5 Subsea Well), and from lands or leases pooled therewith and allocable to Block 328, (except for Hydrocarbons produced from the East Cameron Block 328 #5 Subsea Well) pursuant to Paragraph 2 of this Exhibit A-1.

     i. DEFINITIONS. Capitalized terms used, but not defined, in this Exhibit A-1 shall have the meanings ascribed to them in the Purchase and Sale Agreement, dated September 25, 1996, between Zilkha Energy Company and American Exploration Company (the "Agreement"). The following terms used in this Exhibit A-1 shall have the respective meanings ascribed to them below:

     "Barrel" means 42 United States standard gallons of 231 cubic inches per gallon at 60 degrees Fahrenheit.

     "Central Time" means Central Standard Time or Central Daylight Savings Time in effect on the date in question.

     "Excluded Sub-Block" means, with respect to Block 116, the interval from 100' above the stratigraphic equivalent of the IN Sand between the measured depths of 9278'-9320' down through 100' below the stratigraphic equivalent of the JB Sand between the measured depths of 9810'-9850' (as such interval is seen in the induction log of the OCS-G 6156 A-2 Well), insofar and only insofar as such depth interval lies within that portion of the NW/4 and the W/2 of the NE/4 of Block 116 that is upthrown to the major regional Northeast (NE) to Southwest (SW) trending down-to-the south expansion fault as picked up by missing stratigraphic section in the OCS-G 6156 A-2 Well at 7,600 feet TVD included within the NW/4 and the W/2 of the NE/4 of Block 116.

     "Gas" means natural gas and other gaseous hydrocarbons.

     "Hydrocarbons" means Oil and Gas.

     "Oil" means crude oil, condensate and other liquid hydrocarbons.

     "Overriding Royalty" shall have the meaning given such term in Paragraphs 1 and 2 of this Exhibit A-1.

     "Overriding Royalty Gas" means the portion of the Overriding Royalty Hydrocarbons which are Gas.

     "Overriding Royalty Hydrocarbons" shall mean the Hydrocarbons to be reserved by Seller pursuant to Section 1.1 of the Agreement.

     "Overriding Royalty Oil" means the portion of the Overriding Royalty Hydrocarbons which are Oil.